Filed pursuant to Rule 433

Registration No. 333-292925

Issuer Free Writing Prospectus dated April 27, 2026

Relating to Preliminary Prospectus Supplement dated April 27, 2026

Term Sheet
April 27, 2026

Issuer:	Intel Corporation

Ratings*:	Baa2 (stable) / BBB (stable), BBB (negative)

Security Type:	SEC Registered

Trade Date:	April 27, 2026

Expected Settlement Date**:	April 30, 2026 (T+3)

Use of Proceeds:	Repay the bridge loan related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from our wafer fabrication plant in Ireland.

4.650% Senior Notes due 2031

Size:	$1,000,000,000

Maturity Date:	June 1, 2031

Coupon:	4.650%

Interest Payment Dates:	June 1 and December 1, commencing on December 1, 2026

Price to Public:	99.780% of the principal amount, plus accrued interest from April 30, 2026, if any

Benchmark Treasury:	UST 3.875% due March 31, 2031

Benchmark Treasury Price/Yield:	99-21+/3.948%

Spread to Benchmark Treasury:	+75 bps

Yield:	4.698%

Make-Whole Call:	T+15 bps for any redemption prior to May 1, 2031

Par Call:	On or after May 1, 2031

CUSIP/ISIN:	458140CQ1/US458140CQ17

5.000% Senior Notes due 2033

Size:	$1,000,000,000

Maturity Date:	August 15, 2033

Coupon:	5.000%

Interest Payment Dates:	February 15 and August 15, commencing on August 15, 2026

Price to Public:	99.935% of the principal amount, plus accrued interest from April 30, 2026, if any

Benchmark Treasury:	UST 4.250% due March 31, 2033

Benchmark Treasury Price/Yield:	100-22+/4.132%

Spread to Benchmark Treasury:	+88 bps

Yield:	5.012%

Make-Whole Call:	T+15 bps for any redemption prior June 15, 2033

Par Call:	On or after June 15, 2033

CUSIP/ISIN:	458140CR9/US458140CR99

5.300% Senior Notes due 2036

Size:	$2,250,000,000

Maturity Date:	May 15, 2036

Coupon:	5.300%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2026

Price to Public:	99.720% of the principal amount, plus accrued interest from April 30, 2026, if any

Benchmark Treasury:	UST 4.125% due February 15, 2036

Benchmark Treasury Price/Yield:	98-10+/4.336%

Spread to Benchmark Treasury:	+100 bps

Yield:	5.336%

Make-Whole Call:	T+15 bps for any redemption prior to February 15, 2036

Par Call:	On or after February 15, 2036

CUSIP/ISIN:	458140CS7/US458140CS72

6.125% Senior Notes due 2056

Size:	$1,175,000,000

Maturity Date:	May 15, 2056

Coupon:	6.125%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2026

Price to Public:	99.682% of the principal amount, plus accrued interest from April 30, 2026, if any

Benchmark Treasury:	UST 4.625% due November 15, 2055

Benchmark Treasury Price/Yield:	95-00+/4.948%

Spread to Benchmark Treasury:	+120 bps

Yield:	6.148%

Make-Whole Call:	T+20 bps for any redemption prior to November 15, 2055

Par Call:	On or after November 15, 2055

CUSIP/ISIN:	458140CU2/US458140CU29

6.200% Senior Notes due 2066

Size:	$500,000,000

Maturity Date:	May 15, 2066

Coupon:	6.200%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2026

Price to Public:	99.293% of the principal amount, plus accrued interest from April 30, 2026, if any

Benchmark Treasury:	UST 4.625% due November 15, 2055

Benchmark Treasury Price/Yield:	95-00+/4.948%

Spread to Benchmark Treasury:	+130 bps

Yield:	6.248%

Make-Whole Call:	T+20 bps for any redemption prior to November 15, 2065

Par Call:	On or after November 15, 2065

CUSIP/ISIN:	458140CV0/US458140CV02

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Co-Managers:	BNP Paribas Securities Corp.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
ICBC Standard Bank Plc***
NatWest Markets Securities Inc.
Oversea-Chinese Banking Corporation Limited****
Standard Chartered Bank
Academy Securities, Inc.
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the notes prior to one business day before delivery should consult their advisors in this regard.

***

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

****

Oversea-Chinese Banking Corporation Limited is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling (i) Citigroup Global Markets Inc. (toll-free) at +1-800-831-9146, (ii) J.P. Morgan Securities LLC (collect) at +1-212-834-4533, (iii) Barclays Capital Inc. (toll-free) at +1-888-603-5847, (iv) BofA Securities, Inc. (toll-free) at +1-800-294-1322; or (v) Deutsche Bank Securities Inc. at +1-800-503-4611.